Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Appoints Dr. Scott Shikora as Consulting Chief Medical Officer

ST. PAUL, Minn., February 22, 2010 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, announced today the appointment of Scott A. Shikora, M.D., F.A.C.S, as Consulting Chief Medical Officer. Dr. Shikora is currently Professor of Surgery at Tufts University School of Medicine and Chief of General Surgery, Bariatric Surgery and Minimally Invasive Surgery at Tufts Medical Center. He also served as principal investigator for EnteroMedics’ EMPOWER study. In his capacity as Consulting Chief Medical Officer, Dr. Shikora will advise EnteroMedics on the further clinical development of the Maestro® System as a treatment for morbid obesity and its related co-morbidities.

“Dr. Shikora’s extensive experience with approved and investigational weight loss surgical products and obesity therapies will be invaluable as our clinical development and regulatory efforts for the Maestro System progress,” stated Mark B. Knudson, Ph.D., President and Chief Executive Officer of EnteroMedics. “In particular, we look forward to drawing on his expertise to help advance our next-generation Maestro RC System into a clinical trial that would support a possible Premarket Approval application for the treatment of morbid obesity.”

“The Maestro System may represent an important step forward for the treatment of obesity and its related co-morbidities,” stated Dr. Shikora. “It presents a unique clinical profile, with promising weight loss results and it appears to have a safety profile unlike any existing bariatric surgical treatment. I welcome the opportunity to work more closely with the EnteroMedics team in this new role and to advance this promising technology.”

Dr. Shikora has over 18 years of experience in the field of obesity. He is the Immediate Past President of the American Society for Metabolic and Bariatric Surgery and is an Associate Editor for both the Obesity Surgery and Surgery for Obesity and Related Diseases journals. He received his M.D. from the Columbia University College of Physicians & Surgeons and completed his surgical residency and Nutrition Support fellowship at New England Deaconess Hospital in Boston.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. These electrical impulses are delivered by a neuroregulator which is powered either by an external controller (Maestro RF System) or an integrated rechargeable battery (EnteroMedics’ next-generation Maestro RC System). EnteroMedics is currently conducting a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients outside of the United States. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; potential healthcare legislative reform and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 12, 2009. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

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